Exhibit 21

                         SUBSIDIARIES OF THE REGISTRANT




CIP, Inc., a Nevada corporation

CVTI Receivables Corp., a Nevada corporation

Covenant Asset Management, Inc., a Nevada corporation

Covenant.com, Inc., a Nevada corporation

Covenant Transport, Inc., a Tennessee corporation

Harold Ives Trucking Co., an Arkansas corporation

Southern Refrigerated Transport, Inc., an Arkansas corporation

Tony Smith Trucking, Inc., an Arkansas corporation

Volunteer Insurance Limited, a Cayman Islands company